Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (File No. 333-216819) for the United States Copper Index Fund, a series of the United States Commodity Index Funds Trust (the “Trust”), of our report dated February 24, 2017 relating to the statements of financial condition as of December 31, 2016 and 2015 of United States Commodity Funds LLC included in the Form 10-K of the Trust for the year ended December 31, 2016, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BPM LLP

San Francisco, California

April 26, 2017